Exhibit 99.1

For Immediate Release

Mediacom Broadband LLC Announces

Completion of Private Offering of Senior Notes due 2021

Mediacom Park, NY - March 17, 2014 - Mediacom Broadband LLC and Mediacom Broadband Corporation, wholly-owned subsidiaries of Mediacom Communications Corporation (the “Broadband Issuers”), announced today the completion of a $200 million financing. The financing consisted of senior notes due 2021 (the “Senior Notes”) sold in a private sale pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Senior Notes will bear interest at a rate of 5.5% per year.

The Broadband Issuers applied the proceeds of the offering of Senior Notes to repay $200 million of principal amount outstanding under Term Loan D, which has a final maturity of January 31, 2015. Following such repayment, there is $544 million principal amount outstanding under Term Loan D.

The Senior Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful, nor does it constitute a notice of redemption with respect to the Notes.

About Mediacom Communications

Mediacom Communications Corporation is the nation’s eighth largest cable television company and one of the leading cable operators focused on serving the smaller cities in the United States, with a significant customer concentration in the Midwestern and Southeastern regions. Mediacom Communications offers a wide array of information, communications and entertainment services, including video, high-speed data and phone, and provides innovative broadband communications solutions through its Mediacom Business division that can be tailored to any size business. Mediacom Communications’ advertising sales and productions services are sold under its OnMedia division. More information about Mediacom Communications is available at www.mediacomcc.com.

Forward Looking Statements

This press release contains forward looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied by the forward looking statements in this press release include: adverse conditions in the capital markets and the other risks and uncertainties discussed in our Annual Report on Form 10-K for the year ended December 31, 2013.

Contact:
Investor Relations	Media Relations
Mark E. Stephan	Thomas Larsen
Executive Vice President and	Group Vice President,
Chief Financial Officer	Legal and Public Affairs
(845) 443-2640	(845) 443-2754

Mediacom Communications Corporation

1 Mediacom Way — Mediacom Park, NY 10918 — 845-443-2600 — Fax 845-698-4100